Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (Registration number 333-211178 and 333-183355), as well as in the Registration Statements on Form S-8 (Registration numbers 333-181165, 333-191418, and 333-210281) of Preferred Apartment Communities, Inc. of our report dated July 15, 2016 relating to the combined statement of revenues and certain operating expenses for the year ended December 31, 2015 of the Village at Baldwin Park, which appears in the Current Report on Form 8-K of Preferred Apartment Communities, Inc. filed with the Securities and Exchange Commission on July 15, 2016. We also consent to the reference to us under the heading "Experts" in such Registration Statements.

/s/ PricewaterhouseCoopers LLP

Atlanta, GA
July 15, 2016